Exhibit (m)(2)

EXHIBIT A

Dated October 8, 2026, to the

Distribution Plan of KraneShares Trust dated November 8, 2012

Funds	Approved Distribution Fee Rate*
KraneShares Actuator ETF	0.25%
KraneShares Asia AI Technology ETF	0.25%
KraneShares Asia Pacific High Income USD Bond ETF	0.25%
KraneShares Bosera MSCI China A 50 Connect Index ETF	0.25%
KraneShares California Carbon Allowance Strategy ETF	0.25%
KraneShares China Alpha Index ETF	0.25%
KraneShares China Technology & Semiconductor STAR 50 Index ETF	0.25%
KraneShares CSI China Internet ETF	0.25%
KraneShares Dragon Capital Growth of Vietnam Index ETF	0.25%
KraneShares Electric Vehicles and Future Mobility Index ETF	0.25%
KraneShares Global Carbon Strategy ETF	0.25%
KraneShares Global Humanoid Robotics and Physical AI Index ETF	0.25%
KraneShares Hang Seng TECH Index ETF	0.25%
KraneShares Hedgeye Hedged Equity Index ETF	0.25%
KraneShares High-Bandwidth Memory ETF^	0.25%
KraneShares InspereX Nasdaq Dynamic Buffered High Income Index ETF	0.25%
KraneShares InspereX S&P Intraday Edge Autocallable Index ETF^	0.25%
KraneShares KWEB Covered Call Strategy ETF	0.25%
KraneShares Man Buyout Beta Index ETF	0.25%
KraneShares Mount Lucas Managed Futures Index Strategy ETF	0.25%
KraneShares MSCI All China Health Care Index ETF	0.25%
KraneShares MSCI China Clean Technology Index ETF	0.25%
KraneShares MSCI Emerging Markets ex China Index ETF	0.25%
KraneShares MSCI One Belt One Road Index ETF	0.25%
KraneShares Photonic and Optical ETF	0.25%
KraneShares Public-Private AI Energy Demand ETF^	0.25%
KraneShares Artificial Intelligence and Technology Public and Private ETF	0.25%
KraneShares Public-Private Digital and Tokenized Finance ETF^	0.25%

KraneShares Public-Private Emerging Market Internet and Technology ETF	0.25%
KraneShares Public-Private Space and Defense Tech ETF^	0.25%
KraneShares Public-Private TPU & Next-Gen Computing ETF^	0.25%
KraneShares Sustainable Ultra Short Duration Index ETF	0.25%
KraneShares Value Line® Dynamic Dividend Equity Index ETF	0.25%
KraneShares Wahed Enhanced Income Strategy ETF	0.25%
KraneShares 90% KWEB Defined Outcome January 2027 ETF	0.25%
KraneShares 100% KWEB Defined Outcome January 2027 ETF	0.25%
KraneShares 2x Long BABA Daily ETF	0.25%
KraneShares 2x Long BIDU Daily ETF	0.25%
KraneShares 2x Long JD Daily ETF	0.25%
KraneShares 2x Long MELI Daily ETF	0.25%
KraneShares 2x Long PDD Daily ETF	0.25%
Quadratic Deflation ETF	0.25%
Quadratic Interest Rate Volatility and Inflation Hedge ETF	0.25%

*	No fees will be charged until further approval by the Board
^	Fund not operational

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.

Funds with Multiple Share Classes

With respect to any Fund that offers more than one share class, references to “Fund” in Sections 3, 6, 7 and 8 of the Distribution Plan and the “Approved Distribution Fee Rate” in this Exhibit A are to be read as referring to the applicable share class of the Fund identified.